DATED 2004













                                SMARTCALL LIMITED


                                     - and -



                               TELTRONICS LIMITED










         --------------------------------------------------------------

                      BUSINESS SALE AND PURCHASE AGREEMENT

                Relating to the sale of a Harris/Teltronics 20-20
              maintenance Business carried on by SMARTCALL Limited

         --------------------------------------------------------------


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THIS AGREEMENT is made on                                              2004

BETWEEN

(1) SMARTCALL LIMITED a company incorporated in England and Wales (registered number 03138230) whose registered office is at Iver House Middlegreen Estate, Middlegreen Road, Slough, SL3 6DF (the "Vendor").

(2) TELTRONICS LIMITED a company incorporated in England and Wales (registered number 04248637) whose registered office is at 27 Weston Road Olney Buckinghamshire MR46 5BD ("the Purchaser").

RECITAL:

(1)    The Vendor's business comprises, inter alia, the Business.

(2) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business as a going concern together with the Assets on the terms and subject to the conditions of this Agreement.

IT IS AGREED


1.       DEFINITIONS AND INTERPRETATION


1.1 In this Agreement including the Recitals the following words have the meanings stated:


       Assets only those assets owned by the Vendor and used in the business to be sold and purchased pursuant to this Agreement details of which are set out in Clause 2 and "Asset" means any one or more of the Assets;

       Books and Records the books, accounts, records, lists, reports and all other documents of any kind whatsoever of the Vendor relating exclusively to the Business, the Assets or the Employees on whatever media stored;

       Business the Harris/Teltronics 20-20 telephone systems, maintenance business operated by the Vendor as part of its general business and carried on at Vale House, Vale Road, Windsor, Berks, SL4 5JL.

       Completion                  Completion of this Agreement in accordance
                                   with Clause 5;

       Completion Date             the date of this Agreement;

       Consideration               the amount of (pound)15,500 being the
                                   purchase price for the Business and Assets;



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       Creditors                   all amounts owed by the Vendor in connection
                                   with the Business as at the Effective Date to or in respect of trade creditors whether or not then due and payable;

       Customer Contracts          the benefit, subject to the burden, of all
                                   written and oral contracts, agreements,
                                   orders and other obligations of the Vendor for the supply of goods or services by the Business which at the Effective Date remain to be performed (in whole or in part) including, without limitation, those listed in Schedule 2;

       Debts all amounts owed to the Vendor in connection with the Business as at the Effective Date by or in respect of trade debtors (whether or not due and payable);

       Effective Date              1st February 2004

       Employees                   the persons employed by the Vendor in the
                                   Business at the Effective Date set out in
                                   Schedule 4;

       Employment Regulations      the Transfer of Undertakings (Protection of
                                   Employment) Regulations 1981 as amended;

       Encumbrance                 any encumbrance or security interest
                                   whatsoever including (without limitation) any pledge, lien, right to acquire, third party right, interest and claim, right of set-off, right of counterclaim, title retention, conditional sale arrangement, trust arrangement and any other preferential right, agreement or arrangement having similar effect;

       Excluded Items              those items set out in Clause 3;

       Excluded Liabilities means any and all liabilities in respect of VAT or other Taxation attributable to the Vendor in respect of the Assets in respect of the period ending on the Effective Date and all bank and other overdrafts and loans owing by the Vendor;

       Fixed Plant and Equipment   all fixed plant and equipment and all other
                                   fixtures and fittings owned by the Vendor;

       Goodwill the goodwill and undertaking of the Vendor relating to the Business as at the Effective Date together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor;

       Intellectual Property       all intellectual property of whatever nature
                                   including registered trade marks, patents, petty patents, utility models, registered designs, applications for, and the right to apply for, any such rights, inventions, unregistered trade marks, trade and business names, copyrights (including rights in computer software), unregistered design rights,


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                                   databases and rights in databases and
                                   all other similar proprietary rights which may subsist in any part of the world together with all renewals, extensions, revivals and applications thereof;

       Know How all information, techniques and expertise existing in any media (whether or not in the public domain) of the Vendor used exclusively in the Business at the Completion Date;

       Liabilities                 liability under warranties or statute in
                                   respect of products manufactured or services provided by the Business up to the Effective
                                   Date in respect of the Contracts;

       Prepayments                 Prepayments and payments in advance made to
                                   the Vendor on or before the Effective Date for the supply of goods or services to the Business after the Effective Date;

       Stock All stocks, raw materials, work in progress and partly finished and finished goods and Software produced or owned by the Vendor exclusively in connection with the Business at the Completion Date as set out in
                                   Schedule 3;

       Tax or Taxation means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever or wheresoever imposed and all penalties, charges and interest relating thereto;

       VAT                         value added tax;

       VATA                        Value Added Tax Act 1994.

1.2      In this Agreement a reference to:

         1.2.1 a statute or statutory provision includes a reference to subordinate legislation made pursuant to that statute or statutory provision before the date of this Agreement and to that statute or statutory provision as modified or re-enacted or both from time to time before the date of this Agreement;

         1.2.2 a person includes individuals, bodies corporate, unincorporated associations, partnerships, joint ventures, governmental authorities and public bodies;


1.3 References to Clauses or Schedules are to clauses of, or schedules to, this Agreement.

1.4 The Recitals and Schedules form an integral part of this Agreement and references to this Agreement include the Recitals and Schedules to this Agreement.

1.5 The meaning of general words is not to be restricted by any particular examples preceding or following those general words.


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1.6      Words denoting the singular number only shall include the plural and vice versa. Words denoting any gender include all genders and words denoting persons shall include firms and corporations and vice versa.

1.7 The headings in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.


2.       SALE AND PURCHASE AND WARRANTIES

2.1. Subject to the provisions of this Agreement, the Vendor agrees to sell (unless otherwise specified in this Agreement) with full title guarantee and free form any Encumbrance and the Purchaser agrees to purchase with effect from the Effective Date the Business as a going concern together with the Assets comprising:

         2.1.1      the Goodwill;

         2.1.2      the Stock

         2.1.3 the benefit subject to the burden (including in respect of the Liabilities) of the Customer Contracts; and

         2.1.4      the Know How;

         2.1.5      the Books and Records,


         including, to the extent to which the Vendor is legally entitled to assign the same, all the Vendor's rights against manufacturers and suppliers (including without limitation all rights in connection with such manufacturers' and suppliers' guarantees representations warranties and conditions of contract) with respect to all goods purchased by the Vendor and sold to the Purchaser herewith but excluding the Excluded Items pursuant to Clause 3.

2.2 The sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

2.3 If any Stock is subject to any reservation of title in favour of any third party the Vendor will not be deemed to sell the Stock with full title guarantee and the Vendor's right to possess, deal in and perfect the title to such Stock will pass to the Purchaser to the greatest extent to which the Vendor is able to pass them on from Completion.

2.4      The Vendor warrants to the Purchaser that as at the Completion Date:

         2.4.1 the Assets are in the legal and beneficial ownership of the Vendor, free from any third party right and from any contractual arrangement to grant the same;

         2.4.2 the Employees are all the persons employed by the Vendor in the Business;

         2.4.3 neither the Vendor nor so far as the Vendor is aware any person for whose acts or defaults the Vendor may be liable, is involved in any civil, criminal, tribunal, arbitration or any other proceedings which relate to the Business and the Vendor is not aware of any such proceedings being pending or threatened or of any facts likely to give rise to any such proceedings;


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         2.4.4    no petition has been presented, no order has been made and no resolution has been passed for the winding up of the Vendor, no administrative receiver, receiver and/or manager has been appointed of the whole or any part of the property of the Vendor, no administration order has been made appointing an administrator in respect of the Vendor, no petition has been presented for an administration order in respect of the Vendor;

         2.4.5 the Customer Contracts are valid and subsisting and this Agreement will not entitle any person to terminate or avoid any Customer Contract;

         2.4.6 the Vendor is not aware of any information relating to the Business and Assets which it has not disclosed to the Purchaser and which if disclosed to the Purchaser might reasonably have affected the willingness of a reasonable purchaser to purchase the Business and Assets upon the terms of this Agreement;

         2.4.7 the Business has since the Effective Date been carried on in the normal course and so as to maintain the same as a going concern and in a diligent and prudent manner;

         2.4.8 since the Effective Date the Vendor has not done or permitted to be done any act or thing or omitted or permitted the omission of any act or thing which is intended to or may impair or have an adverse effect upon the relationship of the Business with the Customers.

2.5 Except to the extent that any claim arises by reason of any fraud or dishonest, reckless or wilful misstatement or omission by or on behalf of the Vendor the liability of the Vendor in respect of any claim will be limited as follows:-

         2.5.2 the aggregate liability of the Vendor in respect of all claims will be limited to(pound)25,000; and

         2.5.3 to claims notified in writing to the Vendor within a period of 18 months following the Completion Date.

2.6 Any amount paid by the Vendor pursuant to a claim shall be treated primarily (so far as is possible) as a reduction in the Consideration.

2.7 The Vendor will not be liable in respect of any claim if and to the extent that:

         2.7.2 the loss occasioning it has been recovered pursuant to any other claim; or

         2.7.3 it relates to any loss for which the Purchaser is indemnified by insurance.

2.8 Where the Purchaser is entitled to recover from some other person any sum in respect of any matter which could give rise to a claim, the Purchaser will, upon the Vendor indemnifying the Purchaser to the Purchaser's satisfaction against all costs or other liabilities, take all reasonable steps to recover that sum, and any sum recovered will reduce the amount of such claim (and, in the event of the recovery being delayed until after such claim has been satisfied by the Vendor, the sum recovered will, to the extent so satisfied, be repaid to the Vendor, after deduction of all reasonable costs and expenses of the recovery).

2.9 Nothing in this clause 2 shall diminish the Purchaser's common law duty to mitigate its loss.


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3.       EXCLUDED ITEMS


3.1 There are excluded from the sale and purchase pursuant to this Agreement:-


         3.1.1    Excluded Liabilities;


         3.1.2    Prepayments;


         3.1.3 the Vendor's statutory books, records and accounts which do not relate exclusively to the Business;


         3.1.4 all the Vendor's cash in hand or at the Bank or at any other financial institution;


         3.1.5 any amount due or recoverable in respect of Tax relating to the Business attributable to periods or transactions completed before the Completion Date;


         3.1.6    all the Vendor's Intellectual Property;


         3.1.7    the Debts;


         3.1.8    the Creditors;


         3.1.9    the Fixed Plant and Equipment;


         3.1.10 all other assets, property, rights and contracts not specifically listed in Clause 2.1.

3.2 Nothing in this Agreement shall pass to the Purchaser, or shall be construed as acceptance by the Purchaser, of any liability, debt or other obligation of the Vendor, other than as expressly set out in this Agreement.


4.       CONSIDERATION

4.1 In consideration for the transfer of the Business and the Assets the Purchaser agrees:

         4.1.1 to pay the Consideration to the Vendor in accordance with Clause 4.3; and

         4.1.2 to take on, perform and discharge the Vendor's obligations under the Customer Contracts.

4.2 The Consideration will be (pound)15,500 payable as soon as reasonably practicable but in any event within 7 days of the Completion Date.


5.       COMPLETION

5.1 Completion shall take place in accordance with the provisions set out in Schedule 1 at the registered office of the Vendor immediately following execution of this Agreement or at such other place and/or such other date as the parties may agree.


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6.       Title and risk, Prepayment and apportionments

6.1 Beneficial ownership of, and risk of loss or damage to, the Business and Assets pass to the Purchaser with effect from the Effective Date or, in respect of any Customer Contract or Finance Agreement referred to in Clause7.2, at the time of its actual transfer to the Purchaser.

6.2 Legal title to those (to the greatest extent legally possible) Assets transferable by delivery shall pass with effect from the Effective Date.

6.3 All profits and receipts of the Business and all losses and outgoings incurred or payable by the Business up to the Effective Date shall belong to and be paid and discharged by the Vendor. All profits and receipts of the Business and all losses and outgoings incurred or payable by the Business as from the Effective Date shall belong to and be paid and discharged by the Purchaser

6.4 Subject to the provisions of this clause the Debts will be excluded from the sale and purchase of the Business and the Vendor will be entitled to claim and collect the Debts for its own account. Notwithstanding that the Vendor will be entitled to collect the Debts, it undertakes to the Purchaser that it will not threaten to issue or issue any court proceedings against any debtor in relation to any of the Debts without giving at least 14 days prior written notice of its intention to do so to the Purchaser and the Purchaser will have the right to purchase the relevant Debts against payment to the Vendor of their full nominal amount and the Vendor will not threaten to issue or issue any court proceedings until the expiration of the period of 14 days.

6.5 The Vendor will discharge promptly and in full all the Creditors and will indemnify the Purchaser in full against any loss or damage to the Business or any liability (which liability will include all losses or costs, claims, expenses and damages including all reasonable legal and other professional fees and expenses) which the Purchaser may suffer or incur, directly or indirectly, as a result of the Vendor's failure to discharge the same.


7.       LIABILITIES AND CUSTOMER CONTRACTS

7.1 Except as specifically assumed by the Vendor or the Purchaser under this Agreement, the Vendor will be liable in respect of anything done or omitted to be done up to the Completion Date and the Purchaser will be liable in respect of anything done or omitted to be done after the Completion Date respectively in relation to the use of the Business and Assets or the carrying on of the Business and the Purchaser and the Vendor will indemnify each other in full accordingly.

7.2 Subject to Clause 7.3, the Vendor shall with effect from the Effective Date be deemed to have assigned to the Purchaser all the Customer Contracts and the Finance Agreements (together "the Contracts") which are capable of assignment without the consent of a third party and the Purchaser shall be deemed to have accepted an assignment of such Contracts and shall perform all the Vendor's unperformed or partly performed obligations under the Customer Contracts (save to the extent of any liability under the Customer Contracts arising from any default occurring prior to the Completion Date except the Liabilities which shall be assumed by the Purchaser), whether those obligations relate to the period before or after the Completion Date.

7.3 If a Contract cannot be transferred to the Purchaser except by an assignment made with the consent of a third party or by an agreement of novation and such consent has not been obtained at or prior to Completion, then the following provisions apply:


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         7.3.1    this Agreement shall not constitute an assignment or attempted assignment of the Contract if such assignment or attempted assignment would constitute a breach of the Contract;

         7.3.2 the Vendor and the Purchaser shall use their respective reasonable endeavours to obtain the consent of the third party to the assignment, or procure the novation of the Contract as soon as practicable; and

         7.3.3 unless and until the Contract is assigned or novated the Vendor shall hold the Contract on trust for the Purchaser with all benefits under the Contract held in trust for the Purchaser and the Purchaser shall (to the extent permitted under, and without constituting a breach of, the Contract in question) perform all the obligations of the Vendor under the Contract as the Vendor's sub-contractor.


8.       EMPLOYEES

8.1 The parties acknowledge and agree that, pursuant to the Employment Regulations, the contracts of employment between the Vendor and each Employee will have effect from the Effective Date (which shall be the "time of transfer" for the purposes of the Employment Regulations) as if originally made between the Purchaser and each such Employee.

8.2 All wages, salaries and other costs and expenses of, and all other obligations in respect of, the Employees in respect of the period to, and including, the Effective Date shall be discharged by the Vendor. The Vendor shall indemnify and keep indemnified the Purchaser against all liabilities arising from any failure by the Vendor so to discharge.

8.3 The Purchaser will assume the outstanding obligations of the Vendor in respect of the untaken holiday entitlements and unpaid holiday remuneration of the Employees accrued up to the Effective Date.

8.4 The Vendor will keep the Purchaser indemnified in full against all actions, proceedings, costs, claims, demands, awards, fines, orders, expenses and liabilities (including all reasonable legal and other professional fees and expenses) whenever arising, directly or indirectly, in connection with:-

         8.4.1 the termination of the employment of any of the Employees (whether or not terminated by the giving of notice, and if by the giving of notice, whenever that notice expires) by the Vendor up to and including the Completion Date or of any other employees of the Vendor (not being Employees) whether before, on or after the Completion Date;

         8.4.2 any act or omission of the Vendor up to and including the Completion Date in respect of the employment of the Employees by the Vendor and any claim by any person other than an Employee relating to that person's employment by the Vendor;

         8.4.3 the contract of employment of a person who is not one of the Employees which is deemed to have been effected between the Purchaser and such person as a result of the provisions of the Regulations (unless the Purchaser agrees that such person will e deemed to be one of the Employees); and


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         8.4.4    the failure of the Vendor to inform and consult with
                  any appropriate representative (as defined by the Regulations) or Employee with regard to affected employees (as defined in the Regulations).


9.       VAT

9.1 The parties intend that the Business shall be sold as a going concern and that section 49 VATA and Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Business. All amounts expressed in this Agreement as being payable by the Purchaser are expressed as exclusive of any VAT which may be chargeable,

9.2      Accordingly:

         9.2.1 the Purchaser declares its intention to use the Assets in carrying on the Business and that it will on Completion be a taxable person for VAT purposes;

         9.2.2 the parties shall use all reasonable endeavours to secure that the transfer of the Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT; and

         9.2.3 if VAT should be chargeable on the transfer under this Agreement of the Assets or the Business (or on any part of the same), then the Purchaser shall, in addition to any amount expressed in the Agreement to be payable by the Purchaser to the Vendor, pay the amount of any such VAT to the Vendor within three Business Days of the Vendor delivering an appropriate VAT invoice.


10.      Following Completion

10.1 The Vendor shall for a period of not less than six years from the date of this Agreement (or longer if required by law) preserve all the records not transferred to the Purchaser under this Agreement and the Vendor shall upon reasonable notice make them available to the Purchaser or its agents at reasonable times.

10.2 After Completion the Vendor shall not request H.M. Customs and Excise to remove any VAT records from the Purchaser's custody.

10.3 The Purchaser shall for a period of not less than six years from the date of this Agreement (or longer if required by law) preserve all the records transferred to it by the Vendor and the Purchaser shall upon reasonable notice make them available to the Vendor or its agents at reasonable times.

10.4 The Vendor undertakes to pass to the Purchaser as soon as reasonably practicable upon receipt and in any event within 5 Business Days of receipt any monies to which the Purchaser is entitled in relation to the Business which the Vendor may receive after Completion. The Purchaser undertakes to pass to the Vendor as soon as reasonably practicable upon receipt and in any event within 5 Business Days of receipt any monies to which the Vendor is entitled in relation to the


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         Debts or to the Business as carried on prior to Completion which the
         Purchaser may receive after Completion. Any money received from a debtor which expressly refers to a specific invoice shall be allocated in or towards discharge of that invoice. Subject thereto monies received without reference to a particular invoice will be deemed to have been paid in or towards discharge of the latest debt.


11.      ANNOUNCEMENTS AND PUBLICITY

         No announcement or circular or other publicity in connection with the subject matter of this Agreement shall be made by or on behalf of the Vendor and the Purchaser without the approval of the other as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed) save that any announcement, circular or other publicity required to be made or issued pursuant to any legal or regulatory authority may be made or issued without such approval.


12.      NOTICES

12.1 Any notice or other communication given under, or in connection with, this Agreement shall be in writing and delivered personally or sent by first class pre-paid post (or by air mail to an address outside the United Kingdom) or by facsimile to the party to be served at its address set out in this Agreement or at such other address or facsimile number notified from time to time by that party by written notice to the other party.

12.2 In the absence of evidence of earlier receipt, a notice or other communication shall be deemed to have been served:


         12.2.1 if delivered personally, when left at the address of the relevant party;


         12.2.2 if sent by first class post, two days after posting it or, if sent by air mail, five days after posting it; and


         12.2.3 if sent by facsimile, upon receipt of a confirmation of full transmission slip.


13.      GENERAL

13.1 Neither party may assign or transfer all or any part of its rights and obligations arising under this Agreement without the prior written consent of the other party.

13.2 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

13.3 Notwithstanding Completion, the provisions of this Agreement shall, to the extent that they remain to be performed or are capable of subsisting, remain in full force and effect and shall be binding on, and enforceable by, the parties or their respective successors or assignees.

13.4 This Agreement (together with the documents referred to in it or executed at Completion) constitutes the entire and only agreement and understanding between the parties with respect to its subject matter and replaces, supersedes and extinguishes all prior drafts, agreements,


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

         arrangements, warranties, undertakings and statements (in whatsoever form) regarding such subject matter.

13.5 The Purchaser acknowledges that neither the Vendor nor any of its officers, employees, advisers or agents has made or given any representation, warranty, undertaking, statement (in whatsoever form) or commitment of any nature whatsoever (for the purposes of this Clause
         16.5 each a "representation") in relation to the subject matter of this Agreement;

13.6 The Purchaser acknowledges that it has not relied upon, and has not been induced to enter into this Agreement (or any of the documents referred to in it or executed at Completion) in reliance upon, any representation made or given by or on behalf of the Vendor or any of its officers, employees, advisers or agents other than any representation expressly set out in this Agreement.

13.7 The Purchaser irrevocably and unconditionally waives, in the absence of fraud, any rights which it might otherwise have had to seek to rescind or terminate this Agreement or to claim damages against the Vendor for, or arising out of, any breach of any warranty or representation not contained in this Agreement.


14.      THIRD PARTIES

         The parties hereby declare that no term of this Agreement is intended by the parties to confer a benefit on any Third Party (as defined by the Contracts (Rights of Third Parties) Act 1999), nor is it intended to be enforceable by any Third Party. The provisions of the said Act are hereby excluded.


15.      Governing law and jurisdiction

15.1 This Agreement shall be governed by and construed in accordance with English law.

15.2 The parties irrevocably agree that the courts of England shall have jurisdiction in relation to any matters arising out of, or in connection with, this Agreement and, for those purposes, irrevocably submit to the exclusive jurisdiction of those courts.


16.    Counterparts

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Agreement. Unless otherwise provided in this Agreement, this Agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this Agreement (or a counterpart of this Agreement) is signed by the last of the parties to execute this Agreement or, as the case may be, a counterpart thereof.


EXECUTED as a deed on the date of this document.


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                                   SCHEDULE 1


                             COMPLETION REQUIREMENTS


1.       Obligations of the Vendor

1.1      The Vendor shall deliver to or procure delivery to the Purchaser of:

         1.1.1 physical possession of all the Assets capable of passing by delivery with the intent that title in such Assets shall pass by and upon such delivery;

         1.1.2 duly executed agreements for the assignment or novation of the benefit of the Customer Contracts to the Purchaser, or as the Purchaser shall direct (to be delivered within 3 Business Days of Completion rather than on the Completion
                    Date);

         1.1.3     all documents of title (if any) pertaining to the Stock;

         1.1.4     the Customer Contracts;


2.       Obligations of the Purchaser

         The Purchaser shall deliver to the Vendor's bank account by telegraphic transfer the Consideration payable as soon as reasonably practicable and in any event within 7 days of Completion in accordance with Clause 4.3.


3.       Action after Completion

3.1 Each of the Vendor and the Purchaser shall issue a statement to the customers identified in the Customer Contracts informing them of the transfer of the Customer Contracts to the Purchaser.

3.2 All correspondence, information, orders, enquiries and other documentation and items relating to or connected with the Assets received by the Vendor on or after Completion shall be immediately passed to the Purchaser or as it may direct.


4.       Further Assurance

4.1 Each party shall execute and deliver at Completion or as soon as practicable thereafter such further documents as may be necessary to give full effect to the terms of this Agreement.

                                   SCHEDULE 2


                             THE CUSTOMER CONTRACTS


                               Please see attached

                                   SCHEDULE 3


                                    THE STOCK


                               Please see attached

                                   SCHEDULE 4


                                  THE EMPLOYEES


                                   Chris Hale


                                  Antony Fraser


                                Christopher Keech


                                  Robert Powell


                                  Andrew Thorby

EXECUTED (but not delivered             )

until the date hereof) as a Deed by     )

SMARTCALL LIMITED                       )

acting by:-                             )





                                         .......................................

                                         Director


                                         .......................................

                                         Secretary








EXECUTED (but not delivered             )


until the date hereof) as a DEED by     )


TELTRONICS LIMITED acting by:-          )





                                         .......................................

                                         Director


                                        ........................................

                                        Secretary